Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:

Anthony Mirenda

Director

Corporate Communications

(212) 553-1316

Anthony.Mirenda@moodys.com

Michael Courtian

Vice President

Investor Relations and Corporate Finance

(212) 553-7194

Michael.Courtian@moodys.com

Moody’s Corporation and Silverstein Properties Sign Contract for

Moody’s Headquarters Building

New York, NY – November 21, 2006 – Moody’s Corporation (NYSE:MCO) announced today that it has entered into a contract with Silverstein Properties to sell its corporate headquarters building at 99 Church Street in downtown Manhattan for $170 million. The companies expect to complete the transaction by December 15, 2006.

As part of the agreement, Moody’s will lease back the building until the company moves to its new global headquarters at 7 World Trade Center. The move is expected to be completed within 12 months. Proceeds from the transaction will be used primarily to fit out the new 7 World Trade Center space and for general corporate purposes.

In September it was announced that Moody’s signed a 20-year lease with Silverstein Properties to occupy 15 floors of the 52-story 7 World Trade Center at 250 Greenwich Street. The move will provide Moody’s with more office space in a state-of-the-art facility to meet the needs of its growing workforce while maintaining its headquarters in downtown Manhattan, as it has for more than 100 years.

About Moody’s Corporation

Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions, and Moody's Economy.com, a provider of economic research and data services. The corporation, which reported revenue of $1.7 billion in 2005, employs approximately 3,000 people worldwide and maintains offices in 22 countries. Further information is available at www.moodys.com.

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